EXHIBIT 3.2

ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION

OF

HOOKER FURNITURE CORPORATION

1. The name of the Corporation is Hooker Furniture Corporation (the “Corporation”).

Section 3.1 of Article III of the Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

3.1	Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common	20,000,000	No Par

The foregoing amendment to the Corporation’s Articles of Incorporation was adopted on March 28, 2003.

The foregoing amendment was proposed by the Board of Directors and submitted to the shareholders in accordance with the Virginia Stock Corporation Act. There were no voting groups entitled to vote separately on the amendment. The designation, number of outstanding shares and the number of votes entitled to be cast are set forth below.

Description	Shares Outstanding	Votes Entitled to be Cast	Undisputed Votes Cast For the Amendment
Common Stock, no par value	7,237,650	7,237,650	6,448,407

The number of undisputed votes cast for the amendment was sufficient for approval of the amendment.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by E. Larry Ryder, its authorized officer, on April 10, 2003.

HOOKER FURNITURE CORPORATION

By:	/s/ E. LARRY RYDER
E. Larry Ryder Executive Vice President—Finance and Administration